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CONTACT:       Gregory J. Witherspoon
               Aames Financial Corporation
               (213) 351-6100

FOR IMMEDIATE RELEASE


          AAMES ANNOUNCES $630 MILLION SECURITIZATIONS

     Los Angeles, California--March 31, 1997--Aames Financial Corporation (NYSE:AAM) today announced the securitization of $630 million of home equity mortgage loans through an owner trust secured by $415 million of adjustable rate mortgage loans and a REMIC trust backed by $215 million of fixed rate mortgages. Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc. and Prudential Securities Incorporated acted as underwriters in the owner trust transaction. Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated and Prudential Securities Incorporated acted as underwriters in the REMIC transaction.

     The asset-backed bonds issued by the owner trust are insured by Financial Security Assurance Inc. and are rated "AAA" by Standard & Poor's and "Aaa" by Moody's. The mortgage pass-through certificates issued by the REMIC trust are insured by MBIA Insurance Corporation and are rated "AAA" by Standard & Poor's, "Aaa" by Moody's and "AAA" by Fitch.

     According to Cary Thompson, the company's Chief Operating Officer, "The issuance of the asset-backed bonds through an owner trust in a debt-for-tax structure represents a significant step in accomplishing the company's goal of becoming self-financing. This structure had a materially positive effect on the company's
cash flows without changing the reported earnings.    The debt-
for-tax structure allows Aames to defer the payment of taxes until income on the pool is distributed, unlike the REMIC structure which requires Aames to pay taxes upon the recognition of gain on sale of the mortgage loans to the trust."

     These securitizations are the first transactions under a shelf registration statement filed by two of the company's subsidiaries with the Securities and Exchange Commission in February 1997 covering approximately $2.8 billion in securities.

     Aames has been pooling home equity loans for securitization and sale to institutional investors since 1992. Since 1954, Aames has arranged first and junior lien home equity financing, and currently operates 54 loan offices in 23 states. One Stop Funding, the company's wholesale broker subsidiary, currently operates 33 loan offices in 29 states.

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